                                                                    Exhibit 12.2


                                                                  FISCAL YEAR ENDED
                                                      -------------------------------------
                                                         April 29,                APRIL 24,
                                                           2000                    1999
                                                      -------------            ------------
 EARNINGS:
    Income (loss) before income taxes and minority            52.6                    28.1
          interests
    Interest expense                                          58.2                    55.5
    Amortization of deferred financing costs                   1.9                     2.1
    Rental expense interest component                          3.4                     3.7
                                                      ------------             -----------

             Earnings                                        116.1                    89.3
                                                      ============             ===========

 FIXED CHARGES:
    Interest expense                                          58.2                    55.5
    Amortization of deferred financing costs                   1.9                     2.1
    Rental expense interest component                          3.4                     3.7
                                                      ------------             -----------

            Fixed charges                                     61.6                    59.1
                                                      ============             ===========


 Ratio of earnings to fixed charges                            1.9x                    1.5